Exhibit 10.72

RECORDING REQUESTED BY

AND WHEN RECORDED MAIL TO:

WELLS FARGO BANK, NATIONAL ASSOCIATION

Real Estate Group (AU #2955)

2030 Main Street, Suite 800

Irvine, CA 92614

Attn: Rhonda Friedly

Loan No. 105155

Assessors Parcel Number: 18060800040

THIS DEED TO SECURE DEBT SECURES A NOTE WHICH PROVIDES FOR A VARIABLE INTEREST RATE

DEED TO SECURE DEBT,

ASSIGNMENT OF LEASES AND RENTS AND

SECURITY AGREEMENT

THE PARTIES TO THIS DEED TO SECURE DEBT, ASSIGNMENT OF LEASES AND RENTS AND SECURITY AGREEMENT (“Security Deed”), made as of November 7, 2007, are KBS INDUSTRIAL PORTFOLIO, LLC, a Delaware limited liability company (“Grantor”), having an address c/o KBS Capital Advisors, LLC, 620 Newport Center Drive, Suite 1300, Newport Beach, CA 92660, and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Grantee”), having an address of 2030 Main Street, Suite 800, Irvine, CA 92614 .

ARTICLE 1. GRANT

1.1	GRANT. For the purposes of and upon the terms and conditions in this Security Deed, and for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to secure the full and timely payment and performance of the Secured Obligations, Grantor does hereby GRANT, BARGAIN, SELL, CONVEY, ASSIGN, TRANSFER, PLEDGE and SET OVER unto Grantee, all of that real property located in the City of Austell, County of Cobb, State of Georgia, described on Exhibit A attached hereto, together with all right, title, interest, and privileges of Grantor in and to all streets, ways, roads, and alleys used in connection with or pertaining to such real property and any improvements thereon, all development rights or credits, air rights, water, water rights and water stock related to the real property, all timber, and all minerals, oil and gas, and other hydrocarbon substances in, on or under the real property, and all licenses, appurtenances, reversions, remainders, easements, rights and rights of way appurtenant or related thereto; any and all rights of Grantor, as a declarant, under any covenants, conditions, and restrictions now or hereafter pertaining to the real property described on Exhibit A, hereto, provided, however, that Grantee shall have no liability under such covenants, conditions, and restrictions unless and until Grantee forecloses on the real property; all buildings, other improvements and fixtures now or hereafter located on the real property, including, but not limited to, all apparatus, equipment, and appliances used in the operation or occupancy of the real property, it being intended by the parties that all such items shall be conclusively considered to be a part of the real property, whether or not attached or affixed to the real property (the “Improvements”); all interest or estate which Grantor may hereafter acquire in the property described above, and all additions and accretions thereto, and the proceeds of any of the foregoing; (all of the foregoing being collectively referred to as the “Subject Property”), TO HAVE AND TO HOLD the Subject Property and all parts, rights, members and appurtenances thereof, to the use, benefit and behoof of Grantee and the successors and assigns of Grantee, IN FEE SIMPLE forever and Grantor warrants and covenants that Grantor is lawfully seized and possessed of the Subject Property as aforesaid, and has good right to convey the same, and that Grantor does warrant and will forever defend the title thereto against the claims of all persons whomsoever. The listing of specific rights or property shall not be interpreted as a limit of general terms.

1.2	ADDRESS. The address of the Subject Property is: 675 Hartman Road, Austell, GA 30168. However, neither the failure to designate an address nor any inaccuracy in the address designated shall affect the validity or priority of the lien of this Security Deed on the Subject Property as described on Exhibit A.

1.3	SECURITY DEED. This Security Deed is intended to operate and is to be construed as a deed passing the title to the Subject Property to Grantee and is made under those provisions of the existing laws of the State of Georgia relating to deeds to secure debt, and not as a mortgage.

ARTICLE 2. OBLIGATIONS SECURED

2.1	OBLIGATIONS SECURED. Grantor makes this Security Deed for the purpose of securing the following obligations (“Secured Obligations”):

(a)	Payment to Grantee of all sums at any time owing under that certain Promissory Note (“Note”) of even date herewith, in the principal amount of Nine Million, Four Hundred Seventy-Eight Thousand, Eight Hundred Ninety-One Dollars ($9,478,891) executed by Grantor, as borrower (“Borrower”), and payable to the order of Grantee, as lender, with final payment due on November 9, 2008; and

(b)	Payment and performance of all covenants and obligations of Grantor under this Security Deed; and

(c)	Payment and performance of all covenants and obligations on the part of Borrower under that certain Loan Agreement (Non-Revolving) (“Loan Agreement”) of even date herewith by and between Borrower and Grantee, as lender, the Hazardous Materials Indemnity Agreement, and all other “Loan Documents” as defined in the Loan Agreement ; and

(d)	Payment and performance of all covenants and obligations, if any, of any rider attached as an Exhibit to this Security Deed; and

(e)	Payment and performance of all future advances and other obligations that the then record owner of all or part of the Subject Property may agree to pay and/or perform (whether as principal, surety or guarantor) for the benefit of Grantee, when such future advance or obligation is evidenced by a writing which recites that it is secured by this Security Deed; and

(f)	Payment and performance of all covenants and obligations of Grantor under any interest rate swap agreement, or other interest rate hedge agreement of any type executed by and between Grantor and Grantee, which agreement is evidenced by a writing that recites it is secured by this Security Deed; and

(g)	All modifications, extensions and renewals of any of the obligations secured hereby, however evidenced, including, without limitation: (i) modifications of the required principal payment dates or interest payment dates or both, as the case may be, deferring or accelerating payment dates wholly or partly; or (ii) modifications, extensions or renewals at a different rate of interest whether or not in the case of a note, the modification, extension or renewal is evidenced by a new or additional promissory note or notes.

2.2	OBLIGATIONS. The term “obligations” is used herein in its broadest and most comprehensive sense and shall be deemed to include, without limitation, all interest and charges, prepayment charges (if any), late charges and loan fees at any time accruing or assessed on any of the Secured Obligations.

2.3

INCORPORATION. All capitalized terms not defined herein shall have the meanings given to them in the Loan Agreement. All terms of the Secured Obligations and the documents evidencing such obligations are incorporated herein by this reference. All persons who may have or acquire an interest in the Subject

Property shall be deemed to have notice of the terms of the Secured Obligations and to have notice, if provided therein, that: (a) the Note or the Loan Agreement may permit borrowing, repayment and re-borrowing so that repayments shall not reduce the amounts of the Secured Obligations; and (b) the rate of interest on one or more Secured Obligations may vary from time to time.

ARTICLE 3. ASSIGNMENT OF LEASES AND RENTS

3.1	ASSIGNMENT. Grantor hereby irrevocably assigns to Grantee all of Grantor’s right, title and interest in, to and under: (a) all leases of the Subject Property or any portion thereof, and all other agreements of any kind relating to the use or occupancy of the Subject Property or any portion thereof, whether now existing or entered into after the date hereof (“Leases”); and (b) the rents, revenue, income, issues, deposits and profits of the Subject Property, including, without limitation, all parking income and all amounts payable and all rights and benefits accruing to Grantor under the Leases (“Payments”). The term “Leases” shall also include all guarantees of and security for the lessees’ performance thereunder, and all amendments, extensions, renewals or modifications thereto which are permitted hereunder. This is a present and absolute assignment, not an assignment for security purposes only, and Grantee’s right to the Leases and Payments is not contingent upon, and may be exercised without possession of, the Subject Property.

3.2	GRANT OF LICENSE. Grantee confers upon Grantor a license (“License”) to collect and retain the Payments as they become due and payable, until the occurrence of a Default (as hereinafter defined). Upon a Default, the License shall be automatically revoked and Grantee may collect and apply the Payments pursuant to Section 6.4 without notice and without taking possession of the Subject Property. Grantor hereby irrevocably authorizes and directs the lessees under the Leases to rely upon and comply with any notice or demand by Grantee for the payment to Grantee of any rental or other sums which may at any time become due under the Leases, or for the performance of any of the lessees’ undertakings under the Leases, and the lessees shall have no right or duty to inquire as to whether any Default has actually occurred or is then existing hereunder. Grantor hereby relieves the lessees from any liability to Grantor by reason of relying upon and complying with any such notice or demand by Grantee.

3.3	EFFECT OF ASSIGNMENT. The foregoing irrevocable assignment shall not cause Grantee to be: (a) a mortgagee in possession; (b) responsible or liable for the control, care, management or repair of the Subject Property or for performing any of the terms, agreements, undertakings, obligations, representations, warranties, covenants and conditions of the Leases; or (c) responsible or liable for any waste committed on the Subject Property by the lessees under any of the Leases or any other parties; for any dangerous or defective condition of the Subject Property; or for any negligence in the management, upkeep, repair or control of the Subject Property resulting in loss or injury or death to any lessee, licensee, employee, invitee or other person. Grantee shall not directly or indirectly be liable to Grantor or any other person as a consequence of: (i) the exercise or failure to exercise by Grantee, or any of its employees, agents, contractors or subcontractors, any of the rights, remedies or powers granted to Grantee hereunder; or (ii) the failure or refusal of Grantee to perform or discharge any obligation, duty or liability of Grantor arising under the Leases.

3.4	REPRESENTATIONS AND WARRANTIES. Grantor represents and warrants that, to the best of Grantor’s knowledge: (a) Grantor has delivered to Grantee a rent roll that, as of the date hereof, contains a true, accurate and complete list of all Leases; (b) all existing Leases are in full force and effect and are enforceable in accordance with their respective terms, and no breach or default, or event which would constitute a breach or default after notice or the passage of time, or both, exists under any existing Leases on the part of any party; (c) no rent or other payment under any existing Lease has been paid by any lessee for more than one (1) month in advance; and (d) none of the lessor’s interests under any of the Leases has been transferred or assigned.

3.5

COVENANTS. Grantor covenants and agrees at Grantor’s sole cost and expense to: (a) perform the obligations of lessor contained in the Leases and enforce by all appropriate remedies performance by the lessees of the obligations of the lessees contained in the Leases; (b) give Grantee prompt written notice of any material default which occurs with respect to any of the Leases, whether the default be that of the lessee or of the lessor; (c) exercise Grantor’s best efforts to keep all portions of the Subject Property that are capable of being leased leased at rental rates pursuant to the terms of the Loan Agreement; (d) deliver to Grantee fully executed, copies of each and every Lease that it is required to deliver in accordance with the Loan Agreement; and (e) execute and record such additional assignments of any Lease or, if required by the terms of the Loan Agreement, use commercially reasonable effort to obtain specific subordinations (or subordination, attornment and non-disturbance agreements executed by the lessor and lessee) of any Lease to the Security Deed, in form and substance acceptable to Grantee, as Grantee may request. Grantor shall not, without Grantee’s prior written consent or as otherwise permitted by any provision of the Loan Agreement: (i) to the extent prohibited by the terms of the Loan Agreement, enter into any Leases after the date hereof; (ii) execute any other assignment relating to any of the Leases; (iii) to the extent prohibited by the terms of the Loan Agreement, discount any rent or other sums due under the Leases or collect the same in advance, other than to collect rentals one (1) month in advance of the time when it becomes due; (iv) to the extent prohibited by the terms of the Loan Agreement, terminate, modify or amend any of the terms of the Leases or in any manner release or discharge the lessees from any obligations thereunder; (v) to the extent prohibited by the terms of the Loan Agreement, consent to any assignment or subletting by any lessee; or (vi) subordinate or agree to subordinate any of the Leases to any other security deed or encumbrance. Any such attempted action in violation of the provisions of this Section 3.5 shall be null and void. Without in any way limiting the requirement of Grantee’s consent hereunder, any sums received by Grantor in consideration of any termination (or the release or discharge of any lessee) modification or amendment of any Lease shall be applied as set forth in the Loan Agreement.

3.6	ESTOPPEL CERTIFICATES. Within thirty (30) days after written request by Grantee, Grantor shall deliver to Grantee and to any party designated by Grantee estoppel certificates executed by Grantor, and use its best efforts to obtain such estoppel certificates executed by each of the lessees, in each case in recordable form, certifying (if such be the case): (a) that the foregoing assignment and the Leases are in full force and effect; (b) the date of each lessee’s most recent payment of rent; (c) that there are no defenses or offsets outstanding, or stating those claimed by Grantor or lessees under the foregoing assignment or the Leases, as the case may be; and (d) any other information reasonably requested by Grantee.

ARTICLE 4. SECURITY AGREEMENT

4.1	SECURITY INTEREST. Grantor hereby grants and assigns to Grantee as of the date hereof a security interest, to secure payment and performance of all of the Secured Obligations, in all of the following described personal property in which Grantor now or at any time hereafter has any interest (collectively, the “Collateral”):

All goods, building and other materials, supplies, work in process, equipment, machinery, fixtures, furniture, furnishings, signs and other personal property and embedded software included therein, wherever situated, which are or are to be incorporated into, used in connection with, or appropriated for use on (i) the real property described on Exhibit A attached hereto and incorporated by reference herein (to the extent the same are not effectively made a part of the real property pursuant to Section 1.1 above) or (ii) the Improvements (which real property and Improvements are collectively referred to herein as the Subject Property); together with all rents (to the extent, if any, they are not subject to Article 3); all inventory, accounts, cash receipts, deposit accounts, accounts receivable, contract rights, licenses, agreements, (including, without limitation, all acquisition agreements with respect to the Subject Property); all of Grantor’s rights under any interest rate swap agreement, or other interest rate hedge agreement of any type executed by and between Grantor and Grantee; all Contracts referenced in Section 5.18 below (including property management and leasing agreements), architects’ agreements, and/or construction agreements with respect to the completion of any improvements on the Subject Property), general intangibles, chattel paper (whether electronic or tangible), instruments, documents, promissory notes, drafts, letters of credit, letter of credit rights, supporting obligations, insurance policies, insurance and condemnation awards and proceeds, any other rights to the payment of money, trade names, trademarks and service marks arising from or related to the ownership, management, leasing or operation of the Subject Property or any business now or hereafter conducted thereon by Grantor;

all permits, consents, approvals, licenses, authorizations and other rights granted by, given by or obtained from, any governmental entity with respect to the Subject Property; all deposits or other security now or hereafter made with or given to utility companies by Grantor with respect to the Subject Property; all advance payments of insurance premiums made by Grantor with respect to the Subject Property; all plans, drawings and specifications relating to the Subject Property; all loan funds held by Grantee, whether or not disbursed; all funds deposited with Grantee pursuant to any loan agreement; all reserves, deferred payments, deposits, accounts, refunds, cost savings and payments of any kind related to the Subject Property or any portion thereof; together with all replacements and proceeds of, and additions and accessions to, any of the foregoing; together with all books, records and files to the extent relating to any of the foregoing.

4.2	REPRESENTATIONS AND WARRANTIES. Grantor represents and warrants that: (a) Grantor has, as of the date of recordation of this Security Deed, and will have, good title to the Collateral; (b) Grantor has not previously assigned or encumbered the Collateral, and no financing statement covering any of the Collateral has been delivered to any other person or entity; (c) Grantor’s principal place of business is located at the address shown in Section 7.11; and (d) Grantor’s legal name is exactly as set forth on the first page of this Security Deed and all of Grantor’s organizational documents or agreements delivered to Grantee are complete and accurate in every respect.

4.3	COVENANTS. Grantor agrees: (a) to execute and deliver such documents as Grantee deems necessary to create, perfect and continue the security interests contemplated hereby; (b) not to change its name, and as applicable, its chief executive office, its principal residence or the jurisdiction in which it is organized and/or registered without giving Grantee prior written notice thereof; (c) to cooperate with Grantee in perfecting all security interests granted herein and in obtaining such agreements from third parties as Grantee deems necessary, proper or convenient in connection with the preservation, perfection or enforcement of any of its rights hereunder; and (d) that Grantee is authorized to file financing statements in the name of Grantor to perfect Grantee’s security interest in Collateral.

4.4	RIGHTS OF GRANTEE. In addition to Grantee’s rights as a “Secured Party” under the Georgia Uniform Commercial Code, as amended or recodified from time to time (“UCC”), Grantee may, but shall not be obligated to, at any time without notice and at the expense of Grantor: (a) give notice to any person of Grantee’s rights hereunder and enforce such rights at law or in equity; (b) insure, protect, defend and preserve the Collateral or any rights or interests of Grantee therein; (c) inspect the Collateral; and (d) endorse, collect and receive any right to payment of money owing to Grantor under or from the Collateral. Notwithstanding the above, in no event shall Grantee be deemed to have accepted any property other than cash in satisfaction of any obligation of Grantor to Grantee unless Grantee shall make an express written election of said remedy under UCC Section 11-9-620, or other applicable law.

4.5	RIGHTS OF GRANTEE ON DEFAULT. Upon the occurrence of a Default (hereinafter defined) under this Security Deed, then in addition to all of Grantee’s rights as a “Secured Party” under the UCC or otherwise at law:

(a)	Grantee may (i) upon written notice, require Grantor to assemble any or all of the Collateral and make it available to Grantee at a place designated by Grantee; (ii) without prior notice, enter upon the Subject Property or other place where any of the Collateral may be located and take possession of, collect, sell, lease, license and dispose of any or all of the Collateral, and store the same at locations acceptable to Grantee at Grantor’s expense; (iii) sell, assign and deliver at any place or in any lawful manner all or any part of the Collateral and bid and become the purchaser at any such sales;

(b)	Grantee may, for the account of Grantor and at Grantor’s expense: (i) operate, use, consume, sell, lease, license or dispose of the Collateral as Grantee deems appropriate for the purpose of performing any or all of the Secured Obligations; (ii) enter into any agreement, compromise, or settlement, including insurance claims, which Grantee may deem desirable or proper with respect to any of the Collateral; and (iii) endorse and deliver evidences of title for, and receive, enforce and collect by legal action or otherwise, all indebtedness and obligations now or hereafter owing to Grantor in connection with or on account of any or all of the Collateral; and

(c)	In disposing of Collateral hereunder, Grantee may disclaim all warranties of title, possession, quiet enjoyment and the like. Any proceeds of any disposition of any Collateral may be applied by Grantee to the payment of expenses incurred by Grantee in connection with the foregoing, including reasonable attorneys’ fees, and the balance of such proceeds may be applied by Grantee toward the payment of the Secured Obligations in such order of application as Grantee may from time to time elect.

Notwithstanding any other provision hereof, Grantee shall not be deemed to have accepted any property other than cash in satisfaction of any obligation of Grantor to Grantee unless Grantor shall make an express written election of said remedy under UCC Section 11-9-620, or other applicable law. Grantor agrees that Grantee shall have no obligation to process or prepare any Collateral for sale or other disposition.

4.6	POWER OF ATTORNEY. Grantor hereby irrevocably appoints Grantee as Grantor’s attorney-in-fact (such agency being coupled with an interest), and as such attorney-in-fact Grantee may, without the obligation to do so, in Grantee’s name, or in the name of Grantor, prepare, execute and file or record financing statements, continuation statements, applications for registration and like papers necessary to create, perfect or preserve any of Grantee’s security interests and rights in or to any of the Collateral, and, upon a Default hereunder, take any other action required of Grantor; provided, however, that Grantee as such attorney-in-fact shall be accountable only for such funds as are actually received by Grantee.

4.7	POSSESSION AND USE OF COLLATERAL. Except as otherwise provided in this Section or the other Loan Documents (as defined in the Loan Agreement), so long as no Default exists under this Security Deed or any of the Loan Documents, Grantor may possess, use, move, transfer or dispose of any of the Collateral in the ordinary course of Grantor’s business and in accordance with the Loan Agreement.

ARTICLE 5. RIGHTS AND DUTIES OF THE PARTIES

5.1	TITLE. Grantor represents and warrants that, except as disclosed to Grantee in a writing which refers to this warranty, Grantor lawfully holds and possesses fee simple title to the Subject Property without limitation on the right to encumber, and that this Security Deed is a first and prior lien and security title on the Subject Property. Grantor hereby represents and warrants that all of the Subject Property is a single tax parcel, and there are no properties included in such tax parcel other than the Subject Property. Grantor further covenants and agrees that it shall not cause all or any portion of the Subject Property to be replatted or for any lots or boundary lines to be adjusted, changed or altered for either ad valorem tax purposes or otherwise, and shall not consent to the assessment of the Subject Property in more than one tax parcel or in conjunction with any property other than the Subject Property.

5.2	TAXES AND ASSESSMENTS.

(a)	Subject to Grantor’s rights to contest in good faith payment of taxes as provided in Section 5.2(b) below, Grantor shall pay prior to delinquency all taxes, assessments, levies and charges imposed by any public or quasi-public authority or utility company which are or which may become a lien upon or cause a loss in value of the Subject Property or any interest therein. Grantor shall also pay prior to delinquency all taxes, assessments, levies and charges imposed by any public authority upon Grantee by reason of its interest in any Secured Obligation or in the Subject Property, or by reason of any payment made to Grantee pursuant to any Secured Obligation; provided, however, Grantor shall have no obligation to pay taxes which may be imposed from time to time upon Grantee and which are measured by and imposed upon Grantee’s net income.

(b)	Grantor may contest in good faith any taxes or assessments if: (i) Grantor pursues the contest diligently and in compliance with applicable laws, in a manner which Grantee determines is not prejudicial to Grantee, and does not impair the rights of Grantee under any of the Loan Documents; and (b) Grantor deposits with Grantee any funds or other forms of assurance which Grantee in good faith determines from time to time appropriate to protect Grantee from the consequences of the contest being unsuccessful. Grantor’s compliance with this Section shall operate to prevent such claim, demand, levy or assessment from becoming a Default.

5.3	TAX AND INSURANCE IMPOUNDS. At any time following the occurrence of a Default, at Grantee’s option and upon its demand, but subject to Grantor’s right to use cash from the Property to cover Permitted REIT Distributions (as such term is defined in the Loan Agreement), Grantor shall, until all Secured Obligations have been paid in full, pay to Grantee monthly, annually or as otherwise directed by Grantee an amount estimated by Grantee to be equal to: (a) all taxes, assessments, levies and charges imposed by any public or quasi-public authority or utility company which are or may become a lien upon the Subject Property or Collateral and will become due for the tax year during which such payment is so directed; and (b) premiums for fire, hazard and insurance required or requested pursuant to the Loan Documents when same are next due. If Grantee determines that any amounts paid by Grantor are insufficient for the payment in full of such taxes, assessments, levies, charges and/or insurance premiums, Grantee shall notify Grantor of the increased amounts required to pay all amounts when due, whereupon Grantor shall pay to Grantee within thirty (30) days thereafter the additional amount as stated in Grantee’s notice. All sums so paid shall not bear interest, except to the extent and in any minimum amount required by law; and Grantee shall, unless Grantor is otherwise in Default hereunder or under any Loan Document, apply said funds to the payment of, or at the sole option of Grantee release said funds to Grantor for the application to and payment of, such sums, taxes, assessments, levies, charges, and insurance premiums. Upon Default by Grantor hereunder or under any Loan Document, Grantee may apply all or any part of said sums to any Secured Obligation and/or to cure such Default, in which event Grantor shall be required to restore all amounts so applied, as well as to cure any other events or conditions of Default not cured by such application. Upon assignment of this Security Deed, Grantee shall have the right to assign in writing all amounts collected and in its possession to its assignee whereupon Grantee shall be released from all liability with respect thereto. Within ninety-five (95) days following full repayment of the Secured Obligations (other than full repayment of the Secured Obligations as a consequence of a foreclosure or conveyance in lieu of foreclosure of the liens, security titles and security interests securing the Secured Obligations) or at such earlier time as Grantee may elect, the balance of all amounts collected and in Grantee’s possession shall be paid to Grantor and no other party shall have any right or claim thereto.

5.4	PERFORMANCE OF SECURED OBLIGATIONS. Grantor shall promptly pay and perform each Secured Obligation when due.

5.5	LIENS, ENCUMBRANCES AND CHARGES. Grantor shall immediately discharge any lien not approved by Grantee in writing that has or may attain priority over this Security Deed. Subject to the following sentence, Grantor shall pay when due all obligations secured by or which may become liens and encumbrances which shall now or hereafter encumber or appear to encumber all or any part of the Subject Property or Collateral, or any interest therein, whether senior or subordinate hereto. If a claim of lien is recorded which affects the Subject Property or a bonded stop notice is served upon Grantee, Grantor shall, within twenty (20) calendar days of such recording or service or within five (5) calendar days of Grantee’s demand, whichever occurs first: (a) pay and discharge the claim of lien or bonded stop notice; (b) effect the release thereof by recording or delivering to Grantee a surety bond in sufficient form and amount; or (c) provide Grantee with other assurances which Grantee deems, in its sole discretion, to be satisfactory for the payment of such claim of lien or bonded stop notice and for the full and continuous protection of Grantee from the effect of such lien or bonded stop notice.

5.6	DAMAGES; INSURANCE AND CONDEMNATION PROCEEDS.

(a)

The following (whether now existing or hereafter arising) are all absolutely and irrevocably assigned by Grantor to Grantee and, at the request of Grantee, shall be paid directly to Grantee: (i) all awards of damages and all other compensation payable directly or indirectly by reason of a condemnation or proposed condemnation for public or private use affecting all or any part of, or any interest in, the Subject Property or Collateral; (ii) all other claims and awards for damages to, or decrease in value of, all or any part of, or any interest in, the Subject Property or Collateral; (iii) all proceeds of any insurance policies payable by reason of loss sustained to all or any part of the Subject Property or Collateral; and (iv) all interest which may accrue on any of the foregoing. Subject to applicable law and Section 5.6(b) below, and without regard to any requirement contained in Section 5.7(d), Grantee may at its discretion apply all or any of the proceeds it receives to its expenses in settling, prosecuting or defending any claim and may apply the balance to the Secured Obligations in any such order acceptable to Grantee, and/or Grantee may release all or any part of the proceeds to Grantor upon any conditions Grantee may impose. Grantee may commence, appear in, defend or prosecute any assigned claim or action and may adjust, compromise, settle and collect all claims and awards assigned to Grantee; provided, however, in no event shall Grantee be responsible for any failure to collect any claim or award, regardless of the cause of the failure, including, without limitation, any malfeasance or nonfeasance by Grantee or its employees or agents.

(b)	Grantee shall permit insurance or condemnation proceeds held by Grantee to be used for repair or restoration but may condition such application upon reasonable conditions, including, without limitation: (i) the deposit with Grantee of such additional funds which Grantee determines are needed to pay all costs of the repair or restoration, (including, without limitation, taxes, financing charges, insurance and rent during the repair period); (ii) the establishment of an arrangement for lien releases and disbursement of funds acceptable to Grantee; (iii) the delivery to Grantee of plans and specifications for the work, a contract for the work signed by a contractor acceptable to Grantee, a cost breakdown for the work and a payment and performance bond for the work, all of which shall be acceptable to Grantee; and (iv) the delivery to Grantee of evidence acceptable to Grantee (aa) that after completion of the work the income from the Subject Property will be sufficient to pay all expenses and debt service for the Subject Property; (bb) of the continuation of Leases acceptable to and required by Grantee; (cc) that upon completion of the work, the size, capacity and total value of the Subject Property will be at least as great as it was before the damage or condemnation occurred; (dd) that there has been no material adverse change in the financial condition or credit of Grantor since the date of this Security Deed; (ee) no Default shall have occurred, and (ff) of the satisfaction of any additional conditions that Grantee may reasonably establish to protect its security. Grantor hereby acknowledges that the conditions described above are reasonable, and, if such conditions have not been satisfied within sixty (60) days of receipt by Grantee of such insurance or condemnation proceeds, then Grantee may apply such insurance or condemnation proceeds to pay the Secured Obligations in such order and amounts as Grantee in its sole discretion may choose.

(c)	Notwithstanding the foregoing provisions of this Section 5.6, if the insurance or condemnation proceeds equal $1,000,000 or less, Grantee shall release such proceeds to Grantor for repair or restoration of the Subject Property without any additional requirements or conditions.

5.7	MAINTENANCE AND PRESERVATION OF THE SUBJECT PROPERTY. Subject to the provisions of the Loan Agreement, Grantor covenants: (a) to insure the Subject Property and Collateral against such risks as Grantee may require pursuant to the Loan Agreement and, at Grantee’s request (but not more than fifteen (15) days prior to the termination date of any existing coverage), to provide evidence of such insurance to Grantee, and to comply with the requirements of any insurance companies providing such insurance; (b) to keep the Subject Property and Collateral in good condition and repair; (c) not to remove or demolish the Subject Property or Collateral or any part thereof, not to alter, restore or add to the Subject Property or Collateral and not to initiate or acquiesce in any change in any zoning or other land classification which affects the Subject Property without Grantee’s prior written consent or as provided in the Loan Agreement; (d) to complete or restore promptly and in good and workmanlike manner the Subject Property and Collateral, or any part thereof which may be damaged or destroyed, without regard to whether Grantee elects to require that insurance proceeds be used to reduce the Secured Obligations as provided in Section 5.6; (e) to comply with all laws, ordinances, regulations and standards, and all covenants, conditions, restrictions and equitable servitudes, whether public or private, of every kind and character which affect the Subject Property or Collateral and pertain to acts committed or conditions existing thereon, including, without limitation, any work, alteration, improvement or demolition mandated by such laws, covenants or requirements; (f) not to commit or permit waste of the Subject Property or Collateral; and (g) to do all other acts which from the character or use of the Subject Property or Collateral may be reasonably necessary to maintain and preserve its value.

5.8	DEFENSE AND NOTICE OF LOSSES, CLAIMS AND ACTIONS. At Grantor’s sole expense, Grantor shall protect, preserve and defend the Subject Property and Collateral and title to and right of possession of the Subject Property and Collateral, the security hereof and the rights and powers of Grantee hereunder against all adverse claims. Grantor shall give Grantee prompt notice in writing of the assertion of any claim, of the filing of any action or proceeding, of the occurrence of any damage to the Subject Property or Collateral and of any condemnation offer or action.

5.9	POWERS OF GRANTEE. Grantee may, without affecting the personal liability of any person for payment of any indebtedness or performance of any obligations secured hereby and without liability therefor and without notice: (a) release all or any part of the Subject Property; (b) consent to the making of any map or plat thereof; and (c) join in any grant of easement thereon, any declaration of covenants and restrictions, or any extension agreement or any agreement subordinating the lien or charge of this Security Deed.

5.10	INTENTIONALLY OMITTED.

5.11	EXCULPATION; INDEMNIFICATION.

(a)	GRANTOR INDEMNIFIES GRANTEE AGAINST, AND HOLDS GRANTEE HARMLESS FROM, ALL LOSSES, DAMAGES, LIABILITIES, CLAIMS, CAUSES OF ACTION, JUDGMENTS, COURT COSTS, ATTORNEYS’ FEES AND OTHER LEGAL EXPENSES, COST OF EVIDENCE OF TITLE, COST OF EVIDENCE OF VALUE, AND OTHER EXPENSES WHICH EITHER MAY SUFFER OR INCUR: (i) BY REASON OF THIS SECURITY DEED; (ii) BY REASON OF THE EXECUTION OF THIS SECURITY DEED OR IN PERFORMANCE OF ANY ACT REQUIRED OR PERMITTED HEREUNDER OR BY LAW; (iii) AS A RESULT OF ANY FAILURE OF GRANTOR TO PERFORM GRANTOR’S OBLIGATIONS; OR (iv) BY REASON OF ANY ALLEGED OBLIGATION OR UNDERTAKING ON GRANTEE’S PART TO PERFORM OR DISCHARGE ANY OF THE REPRESENTATIONS, WARRANTIES, CONDITIONS, COVENANTS OR OTHER OBLIGATIONS CONTAINED IN ANY OTHER DOCUMENT RELATED TO THE SUBJECT PROPERTY. THE ABOVE OBLIGATION OF GRANTOR TO INDEMNIFY AND HOLD HARMLESS GRANTEE SHALL SURVIVE THE RELEASE AND CANCELLATION OF THE SECURED OBLIGATIONS AND THE RELEASE AND RECONVEYANCE OR PARTIAL RELEASE AND RECONVEYANCE OF THIS SECURITY DEED.

(b)	Grantor shall pay all amounts and indebtedness arising under this Section 5.10 immediately upon demand by Grantee together with interest thereon from the date the indebtedness arises at the rate of interest then applicable to the principal balance of the Note as specified therein.

5.12	INTENTIONALLY OMITTED.

5.13	DUE ON SALE OR ENCUMBRANCE. The terms “Loan”, “Loan Documents” and “Loan Agreement” have the meaning given them in the Loan Agreement described in Section 2.1. Grantor represents, agrees and acknowledges that:

(a)	Improvement and operation of real property is a highly complex activity which requires substantial knowledge of law and business conditions and practices, and an ability to control, coordinate and schedule the many factors affecting such improvement and operation. Experience, financial stability, managerial ability and a good reputation in the business community enhance an owner’s and operator’s ability to obtain market rents and to induce cooperation in scheduling and are taken into account by Grantee in approving loan applications.

(b)	Grantor has represented to Grantee, not only in the representations and warranties contained in the Loan Documents, but also in its initial loan application and in all of the negotiations connected with Grantee making the Loan, certain facts concerning Grantor’s financial stability, managerial and operational ability, reputation, skill, and creditworthiness. Grantee has relied upon these representations and warranties as a substantial and material consideration in its decision to make the Loan.

(c)	The conditions and terms provided in the Loan Agreement were induced by these representations and warranties and would not have been made available by Grantee in the absence of these representations and warranties.

(d)	Grantee would not have made this Loan if Grantee did not have the right to sell, transfer, assign, or grant participations in the Loan and in the Loan Documents, and that such participations are dependent upon the potential participants’ reliance on such representations and warranties.

(e)	Grantor’s financial stability and managerial and operational ability and that of those persons or entities having a direct or beneficial interest in Grantor are a substantial and material consideration to any third parties who have entered or will enter into agreements with Grantor.

(f)	Grantee has relied upon the skills and services offered by such third parties and the provision of such skills and services is jeopardized if Grantor breaches its covenants contained below regarding Transfers.

(g)	A transfer of possession of or title to the Subject Property, or a change in the person or entity operating, developing, constructing or managing the Subject Property, would substantially increase the risk of Default under the Loan Documents and significantly and materially impair and reduce Grantee’s security for the Note.

(h)	As used herein, the term “Transfer” shall mean each of the following actions or events: the sale, transfer, assignment, lease as a whole, encumbrance, hypothecation, mortgage or pledge in any manner whatsoever, whether voluntarily, involuntarily or by operation of law of: (i) the Subject Property or Collateral or any interest therein; (ii) title to any other security more specifically described in any Loan Document; (iii) Grantor’s right, title and/or interest in the Loan Documents and any subsequent documents executed by Grantor in connection therewith; (iv) legal or beneficial ownership of any partnership interest in Grantor if Grantor is a partnership; (v) legal or beneficial ownership of any membership interest in Grantor if Grantor is a limited liability company; (vi) legal or beneficial ownership of any partnership interest in any general partner, venturer or member of Grantor; or (vii) legal or beneficial ownership of any of the stock in Grantor if Grantor is a corporation or in any general partner, venturer or member in Grantor that is a corporation.

(i)

Grantor shall not make or commit to make any Transfer without Grantee’s prior written consent, which it may grant or withhold at its sole discretion (except with respect to those Transfers reasonably approved by Grantee or otherwise expressly permitted under Sections 8.1(a), 8.1(b) and 8.4(a) and (b) of the Loan Agreement). It is expressly agreed that Grantee may predicate Grantee’s decision to grant consent to a Transfer on such terms and conditions as Grantee may require, in Grantee’s sole discretion, including without limitation (i) consideration of the creditworthiness of the party to whom such Transfer will be made and its development and management ability with respect to the Subject Property, (ii) consideration of whether the security for repayment, performance and discharge of the Secured Obligations, or Grantee’s ability to enforce its rights, remedies, and recourses with respect to such security, will be impaired in any way by the proposed Transfer, (iii) an increase in the rate of interest payable under the Note or any other change in the terms and provisions of the Note and other Loan Documents, (iv) reimbursement of Grantee for all costs and expenses incurred by Grantee in investigating the creditworthiness and management ability of the party to whom such Transfer will be made and in determining whether Grantee’s security will be impaired by the proposed Transfer, (v) payment to Grantee of a transfer fee to cover the cost of documenting the Transfer in its records, (vi) payment of Grantee’s reasonable attorneys’ fees in connection with such Transfer, (vii) endorsements (to the extent available under applicable law) to any existing mortgagee title insurance policies or construction binders insuring Grantee’s liens and security interests covering the Subject Property, and (viii) require additional security for the payment, performance and discharge of the Secured Obligations. If Grantee’s consent should be given, any Transfer shall be subject to the

Loan Documents and any transferee of Grantor’s interest shall: (i) assume all of Grantor’s obligations thereunder; and (ii) agree to be bound by all provisions and perform all obligations contained therein; provided, however, that such assumption shall not release Grantor or any maker or any guarantor of the Note from any liability thereunder or under any other Loan Documents without the prior written consent of Grantee. In the event of any Transfer without the prior written consent of Grantee, whether or not Grantee elects to enforce its right to accelerate the Loan pursuant to Sections 6.1 and 6.2, all sums owing under the Note, as well as all other charges, expenses and costs owing under the Loan Documents, shall at the option of Grantee, automatically bear interest at five percent (5%) above the rate provided in the Note, from the date (or any date thereafter) of such unconsented to Transfer. Grantor acknowledges that the automatic shift(s) to this alternate rate is reasonable since the representations that Grantee relied upon in making the Loan may no longer be relied upon. A consent by Grantee to one or more Transfers shall not be construed as a consent to further Transfers or as a waiver of Grantee’s consent with respect to future Transfers.

5.14	RELEASES, EXTENSIONS, MODIFICATIONS AND ADDITIONAL SECURITY. Without notice to or the consent, approval or agreement of any persons or entities having any interest at any time in the Subject Property and Collateral or in any manner obligated under the Secured Obligations (“Interested Parties”), Grantee may, from time to time, release any person or entity from liability for the payment or performance of any Secured Obligation, take any action or make any agreement extending the maturity or otherwise altering the terms or increasing the amount of any Secured Obligation, or accept additional security or release all or a portion of the Subject Property and Collateral and other security for the Secured Obligations. None of the foregoing actions shall release or reduce the personal liability of any of said Interested Parties, or release or impair the priority of the lien of and security interests created by this Security Deed upon the Subject Property and Collateral.

5.15	RECONVEYANCE. Should the Secured Obligations be paid according to the tenor and effect thereof when the same shall become due and payable, then this Security Deed shall be cancelled and surrendered. A certificate or other written statement executed on behalf of Grantee stating that the Secured Obligations have or have not been fully discharged shall be sufficient evidence thereof for the purpose of reliance by third parties on such fact. Notwithstanding anything contained herein to the contrary, Mortgagee hereby agrees, subject to the provisions of Section 2.7 of the Loan Agreement, to reconvey the Subject Property, notwithstanding the fact that all of the Secured Obligations which relate specifically to the Other Security Instruments have not been satisfied.

5.16	SUBROGATION. Grantee shall be subrogated to the lien of all encumbrances, whether released of record or not, paid in whole or in part by Grantee pursuant to the Loan Documents or by the proceeds of any loan secured by this Security Deed.

5.17	RIGHT OF INSPECTION. Grantee, its agents and employees, may enter the Subject Property at any reasonable time for the purpose of inspecting the Subject Property and Collateral and ascertaining Grantor’s compliance with the terms hereof.

5.18	CONTRACTS. Grantor will deliver to Grantee a copy of each Contract promptly after the execution of same by all parties thereto and subject to any approval of Grantee required by any of the Loan Documents. Within twenty (20) days after a request by Grantee, Grantor shall prepare and deliver to Grantee a complete listing of all Contracts, showing date, term, parties, subject matter, concessions, whether any defaults exist, and other information specified by Grantee, of or with respect to each of such Contracts, together with a copy thereof (if so requested by Grantee). Grantor represents and warrants that none of the Contracts encumber or create a lien on the Subject Property, but are personal with Grantor. As used herein, the term “Contract” shall mean any management agreement, leasing and brokerage agreement, and operating or service contract with respect to the Subject Property or Collateral.

ARTICLE 6. DEFAULT PROVISIONS

6.1	DEFAULT. For all purposes hereof, the term “Default” shall mean (a) the existence of any Event of Default as defined in the Loan Agreement; (b) at Grantee’s option, the failure of Grantor to make any payment of principal or interest on the Note or to pay any other amount due hereunder or under the Note when the same is due and payable, whether at maturity, by acceleration or otherwise; (c) the failure of Grantor to perform any non-monetary obligation hereunder, or the failure to be true of any representation or warranty of Grantor contained herein and the continuance of such failure for ten (10) days after notice, or within any longer grace period, if any, allowed in the Loan Agreement for such failure, or (d) if Grantor or any other Person shall make a Transfer without the prior written consent of Grantee (which consent may be withheld in Grantee’s sole discretion (except for those Transfers reasonably approved by Grantee or otherwise expressly permitted under Sections 8.1(a), 8.1(b), 8.4(a) and (b) of the Loan Agreement) or conditioned as provided in Section 5.13).

6.2	RIGHTS AND REMEDIES. At any time after Default, Grantee shall have all the following rights and remedies:

(a)	With or without notice, to declare all Secured Obligations immediately due and payable;

(b)	With or without notice, and without releasing Grantor from any Secured Obligation, and without becoming a mortgagee in possession, to cure any breach or Default of Grantor and, in connection therewith, to enter upon the Subject Property and do such acts and things as Grantee deems necessary or desirable to protect the security hereof, including, without limitation: (i) to appear in and defend any action or proceeding purporting to affect the security of this Security Deed or the rights or powers of Grantee under this Security Deed; (ii) to pay, purchase, contest or compromise any encumbrance, charge, lien or claim of lien which, in the sole judgment of Grantee, is or may be senior in priority to this Security Deed, the judgment of Grantee being conclusive as between the parties hereto; (iii) to obtain insurance; (iv) to pay any premiums or charges with respect to insurance required to be carried under this Security Deed; or (v) to employ counsel, accountants, contractors and other appropriate persons.

(c)	To commence and maintain an action or actions in any court of competent jurisdiction to foreclose this instrument or to obtain specific enforcement of the covenants of Grantor hereunder, and Grantor agrees that such covenants shall be specifically enforceable by injunction or any other appropriate equitable remedy and that for the purposes of any suit brought under this subparagraph, Grantor waives the defense of laches and any applicable statute of limitations;

(d)	To apply to a court of competent jurisdiction for and obtain appointment of a receiver of the Subject Property as a matter of strict right and without regard to the adequacy of the security for the repayment of the Secured Obligations, the existence of a declaration that the Secured Obligations are immediately due and payable, or the filing of a notice of default, and Grantor hereby consents to such appointment;

(e)	To enter upon, possess, manage and operate the Subject Property or any part thereof, to take and possess all documents, books, records, papers and accounts of Grantor or the then owner of the Subject Property, to make, terminate, enforce or modify Leases of the Subject Property upon such terms and conditions as Grantee deems proper, to make repairs, alterations and improvements to the Subject Property as necessary, in Grantee’s sole judgment, to protect or enhance the security hereof;

(f)

To sell the Subject Property or any part thereof at one or more public sales before the door of the courthouse of the county in which the real property described on Exhibit A attached hereto or any part thereof is situated, without notice except as required or set forth herein (as the Subject Property is not residential as to Grantor), to the highest bidder for cash, in order to pay the Secured Obligations, and all expenses of sale and of all proceedings in connection therewith, including attorneys’ fees, after advertising the time, place and terms of sale once a week for four (4) weeks immediately preceding such sale (but without regard to the number of days) in a newspaper in which Sheriff’s sales are advertised in said county. At any such public sale, Grantee may execute and deliver to the purchaser a conveyance of the Subject Property or any part of the Subject Property in fee simple, with full warranties of title, and to this end Grantor hereby constitutes and appoints Grantee the agent and attorney-in-fact of Grantor to make such sale and conveyance, and thereby to divest Grantor of all right, title and equity that Grantor may have in and to the Subject Property and to vest the same in the purchaser or purchasers at such sale or sales; and all the acts and doings of said agent and attorney-in-fact are hereby ratified and confirmed and any recitals in said conveyance or conveyances as to facts essential to a valid sale shall be binding upon Grantor. The aforesaid power of sale and agency hereby granted are coupled with an interest and are irrevocable by death or otherwise, are granted as cumulative of the other remedies provided hereby or by law for collection of the Secured Obligations, and shall not be exhausted by one exercise thereof but may be exercised until full payment of all of the Secured Obligations. In the event of any sale under this Security Deed by virtue of the exercise of the powers herein granted, or pursuant to any order in any judicial proceedings or otherwise, the Subject Property may be sold as an entirety or in separate parcels and in such manner or order as Grantee in its sole discretion may elect, and if Grantee so elects, Grantee may sell the Collateral covered by this Security Deed at one or more separate sales in any manner permitted by the UCC, and one or more exercises of the powers herein granted shall not extinguish nor exhaust such powers, until the entire Subject Property is sold or the Secured Obligations are paid in full. In disposing of Subject Property hereunder, Grantee may disclaim all warranties of title, possession, quiet enjoyment and the like.

Grantee, may, in addition to and not in abrogation of the rights covered under the immediately preceding subparagraph, or elsewhere in this Article 6, either with or without entry or taking possession as herein provided or otherwise, proceed by a suit or suits in law or in equity or by any other appropriate proceeding or remedy (i) to enforce payment of the Note or the performance of any term, covenant, condition or agreement of this Security Deed or any other right and (ii) to pursue any other remedy available to it, all as Grantee at its sole discretion shall elect.

In the event of any such foreclosure sale or sales under the power herein granted, Grantor shall be deemed a tenant holding over and shall forthwith deliver possession to the purchaser or purchasers at such sale or be summarily dispossessed according to provisions of law applicable to tenants holding over.

(g)	To resort to and realize upon the security hereunder and any other security now or later held by Grantee concurrently or successively and in one or several consolidated or independent judicial actions or lawfully taken non-judicial proceedings, or both, and to apply the proceeds received upon the Secured Obligations all in such order and manner as Grantee determines in its sole discretion.

(h)

Upon sale of the Subject Property at any judicial or non-judicial foreclosure, Grantee may credit bid (as determined by Grantee in its sole and absolute discretion) all or any portion of the Secured Obligations. In determining such credit bid, Grantee may, but is not obligated to, take into account all or any of the following: (i) appraisals of the Subject Property as such appraisals may be discounted or adjusted by Grantee in its sole and absolute underwriting discretion; (ii) expenses and costs incurred by Grantee with respect to the Subject Property prior to foreclosure; (iii) expenses and costs which Grantee anticipates will be incurred with respect to the Subject Property after foreclosure, but prior to resale, including, without limitation, costs of structural reports and other due diligence, costs to carry the Subject Property prior to resale, costs of resale (e.g. commissions, attorneys’ fees, and taxes), costs of any hazardous materials clean-up and monitoring, costs of deferred maintenance, repair, refurbishment and retrofit, costs of defending or settling litigation affecting the Subject Property, and lost opportunity costs (if any), including the time value of money during any anticipated holding period by Grantee; (iv) declining trends in real property values generally and with respect to properties similar to the Subject Property; (v) anticipated discounts upon resale of the Subject Property as a distressed or foreclosed property; (vi) the fact of additional collateral (if any), for the Secured Obligations; and (vii) such other factors or matters that Grantee (in its sole and absolute discretion) deems appropriate. In regard to the above, Grantor acknowledges and agrees that: (w) Grantee is not required to use any or all of the foregoing factors to determine the amount of its credit bid; (x) this Section does not impose upon Grantee any additional obligations that are not imposed by law at the time the credit bid is made; (y) the amount of Grantee’s credit bid need not have any relation to any loan-to-value ratios specified in the Loan Documents or previously discussed between Grantor and Grantee; and (z) Grantee’s credit bid may be (at Grantee’s sole and absolute discretion) higher or lower than any appraised value of the Subject Property.

6.3	APPLICATION OF FORECLOSURE SALE PROCEEDS. After deducting all costs, fees and expenses of Grantee including, without limitation, cost of evidence of title and attorneys’ fees in connection with sale and costs and expenses of sale and of any judicial proceeding wherein such sale may be made, Grantee shall apply all proceeds of any foreclosure sale: (a) to payment of all sums expended by Grantee under the terms hereof and not then repaid, with accrued interest at the rate of interest specified in the Note to be applicable on or after maturity or acceleration of the Note; (b) to payment of all other Secured Obligations; and (c) the remainder, if any, to the person or persons legally entitled thereto.

6.4	APPLICATION OF OTHER SUMS. All sums received by Grantee under Section 6.2 or Section 3.2, less all costs and expenses incurred by Grantee or any receiver under Section 6.2 or Section 3.2, including, without limitation, attorneys’ fees, shall be applied in payment of the Secured Obligations in such order as Grantee shall determine in its sole discretion; provided, however, Grantee shall have no liability for funds not actually received by Grantee.

6.5	NO CURE OR WAIVER. Neither Grantee’s nor any receiver’s entry upon and taking possession of all or any part of the Subject Property and Collateral, nor any collection of rents, issues, profits, insurance proceeds, condemnation proceeds or damages, other security or proceeds of other security, or other sums, nor the application of any collected sum to any Secured Obligation, nor the exercise or failure to exercise of any other right or remedy by Grantee or any receiver shall cure or waive any breach, Default or notice of default under this Security Deed, or nullify the effect of any notice of default or sale (unless all Secured Obligations then due have been paid and performed and Grantor has cured all other defaults), or impair the status of the security, or prejudice Grantee in the exercise of any right or remedy, or be construed as an affirmation by Grantee of any tenancy, lease or option or a subordination of the lien of or security interests created by this Security Deed.

6.6	PAYMENT OF COSTS, EXPENSES AND ATTORNEYS’ FEES. Grantor agrees to pay to Grantee immediately and without demand all costs and expenses incurred by Grantee pursuant to Section 6.2 (including, without limitation, court costs and attorneys’ fees, whether incurred in litigation or not) with interest from the date of expenditure until said sums have been paid at the rate of interest then applicable to the principal balance of the Note as specified therein.

6.7	POWER TO FILE NOTICES AND CURE DEFAULTS. Grantor hereby irrevocably appoints Grantee and its successors and assigns, as its attorney-in-fact, which agency is coupled with an interest, (a) to execute and/or record any notices of completion, cessation of labor, or any other notices that Grantee deems appropriate to protect Grantee’s interest, (b) upon the issuance of a deed pursuant to the foreclosure of the lien and security title of this Security Deed or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment or further assurance with respect to the Subject Property and Collateral, Leases and Payments in favor of the grantee of any such deed, as may be necessary or desirable for such purpose, (c) to prepare, execute and file or record financing statements, continuation statements, applications for registration and like papers necessary to create, perfect or preserve Grantee’s security interests and rights in or to any of the Subject Property and Collateral, and (d) upon the occurrence of an event, act or omission which, with notice or passage of time or both, would constitute a Default, Grantee may perform any obligation of Grantor hereunder; provided, however, that: (i) Grantee as such attorney-in-fact shall only be accountable for such funds as are actually received by Grantee; and (ii) Grantee shall not be liable to Grantor or any other person or entity for any failure to act (whether such failure constitutes negligence) by Grantee under this Section.

6.8

DISCONTINUANCE OF PROCEEDINGS. In case Grantee shall have proceeded to enforce any right, power or remedy under this Security Deed by foreclosure, entry or otherwise, or in the event Grantee commences advertising of the intended exercise of the sale under power provided hereunder and such proceeding or advertisement shall have been withdrawn, discontinued or abandoned for any reason, or shall have been determined adversely to Grantee, then in every such case (i) Grantor and Grantee shall be restored to their former positions and rights, (ii) all rights, powers and remedies of Grantee shall continue as if no such proceeding had been taken, (iii) each and every Default declared or occurring prior or subsequent to such withdrawal, discontinuance or abandonment shall be and shall be deemed to be a continuing Default and (iv) neither this Security Deed, nor the Note, nor the Secured Obligations, nor any other Loan Document, shall be or shall be deemed to have been reinstated or otherwise affected by such withdrawal, discontinuance or abandonment; and Grantor hereby expressly waives the benefit of any statute or rule of law now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the above.

ARTICLE 7. MISCELLANEOUS PROVISIONS

7.1	ADDITIONAL PROVISIONS. The Loan Documents contain or incorporate by reference the entire agreement of the parties with respect to matters contemplated herein and supersede all prior negotiations. The Loan Documents grant further rights to Grantee and contain further agreements and affirmative and negative covenants by Grantor which apply to this Security Deed and to the Subject Property and Collateral and such further rights and agreements are incorporated herein by this reference.

7.2	MERGER. No merger shall occur as a result of Grantee’s acquiring any other estate in, or any other lien on, the Subject Property unless Grantee consents to a merger in writing.

7.3	OBLIGATIONS OF GRANTOR, JOINT AND SEVERAL. If more than one person has executed this Security Deed as “Grantor”, the obligations of all such persons hereunder shall be joint and several.

7.4	RECOURSE TO SEPARATE PROPERTY. Any married person who executes this Security Deed as a Grantor agrees that any money judgment which Grantee obtains pursuant to the terms of this Security Deed or any other obligation of that married person secured by this Security Deed may be collected by execution upon that person’s separate property, and any community property of which that person is a manager.

7.5	WAIVER OF MARSHALLING RIGHTS. Grantor, for itself and for all parties claiming through or under Grantor, and for all parties who may acquire a lien on or interest in the Subject Property and Collateral, hereby waives all rights to have the Subject Property and Collateral and/or any other property, which is now or later may be security for any Secured Obligation (“Other Property”) marshalled upon any foreclosure of the lien of this Security Deed or on a foreclosure of any other lien or security interest against any security for any of the Secured Obligations. Grantee shall have the right to sell, and any court in which foreclosure proceedings may be brought shall have the right to order a sale of, the Subject Property and any or all of the Collateral or Other Property as a whole or in separate parcels, in any order that Grantee may designate.

7.6	RULES OF CONSTRUCTION. When the identity of the parties or other circumstances make it appropriate the masculine gender includes the feminine and/or neuter, and the singular number includes the plural. The term “Subject Property” and “Collateral” means all and any part of the Subject Property and Collateral, respectively, and any interest in the Subject Property and Collateral, respectively.

7.7	SUCCESSORS IN INTEREST. The terms, covenants, and conditions herein contained shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties hereto; provided, however, that this Section 7.7 does not waive or modify the provisions of Section 6.1(e).

7.8	EXECUTION IN COUNTERPARTS. To facilitate execution, this document may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature or acknowledgment of, or on behalf of, each party, or that the signature of all persons required to bind any party, or the acknowledgment of such party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, and the respective acknowledgments of, each of the parties hereto. Any signature or acknowledgment page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures or acknowledgments thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature or acknowledgment pages.

7.9	GEORGIA LAW. This Security Deed shall be construed in accordance with the laws of the State of Georgia, except to the extent that federal laws preempt the laws of the State of Georgia.

7.10	INCORPORATION. Exhibit A and Exhibit B, as attached, are incorporated into this Security Deed by this reference.

7.11	NOTICES. All notices, demands or other communications required or permitted to be given pursuant to the provisions of this Security Deed shall be in writing and shall be considered as properly given if delivered personally or sent by certified United States mail, return receipt requested, or by Overnight Express Mail or by overnight commercial courier service, charges prepaid. Notices so sent shall be effective upon receipt at the address set forth below; provided, however, that non-receipt of any communication as the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. For purposes of notice, the address of the parties shall be:

Grantor:

KBS INDUSTRIAL PORTFOLIO, LLC,

a Delaware limited liability company

c/o KBS Capital Advisors, LLC

620 Newport Center Drive, Suite 1300

Newport Beach, CA 92660

Telephone: (949) 417-6500

Telecopier: (949) 417-6518

Grantee:

WELLS FARGO BANK, NATIONAL ASSOCIATION

Real Estate Group (AU #2955), Orange County

2030 Main Street, Suite 800

Irvine, CA 92614

Tel: (949) 251-4310

Fax: (949) 851-9728

Attn: John Ferguson, Relationship Manager

Loan # 105155

With a copy to:	Wells Fargo Bank, National Association Los Angeles Loan Center 2120 East Park Place, Suite 100 El Segundo, CA 90245 Attention: Shirley Floresca

Any party shall have the right to change its address for notice hereunder to any other location within the continental United States by the giving of thirty (30) days notice to the other party in the manner set forth hereinabove. Grantor shall forward to Grantee, without delay, any notices, letters or other communications delivered to the Subject Property or to Grantor naming Grantee, “Lender” or the “Construction Lender” or any similar designation as addressee, or which could reasonably be deemed to affect the construction of the Improvements or the ability of Grantor to perform its obligations to Grantee under the Note or the Loan Agreement.

7.12	LIMITATIONS ON RECOURSE. The limitations on personal liability of shareholders, partners and members of Borrower contained in Section 11.21 of the Loan Agreement shall apply to this Security Deed.

[Signatures Begin on Following Page]

IN WITNESS WHEREOF, Grantor has executed this Security Deed under seal as of the day and year set forth above.

“GRANTOR”

KBS INDUSTRIAL PORTFOLIO, LLC,
a Delaware limited liability company

By:	KBS REIT ACQUISITION XX, LLC,
a Delaware limited liability company, its sole member

	By:	KBS REIT PROPERTIES, LLC,
a Delaware limited liability company, its sole member

		By:	KBS LIMITED PARTNERSHIP,
a Delaware limited partnership, its sole member

			By:	KBS REAL ESTATE INVESTMENT TRUST, INC.,
a Maryland corporation, general partner

				By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer

(CORPORATE SEAL)

Signed, sealed, and delivered in the presence of:

/s/ Authorized Signatory
Witness

/s/ Authorized Signatory
Notary Public

[NOTARIAL SEAL]

Commission Expiration Date: